Exhibit 99.1

First Quarter Report
Quarter ended March 31, 2012

Uptown Post Oak in Houston, Texas.

First Quarter Overview

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First quarter operating metrics continue to show improvement compared to the same period last year. On a same store basis (which compares the results of 24 stabilized communities that were in the REIT’s portfolio for the entirety of the current and comparable periods, thereby eliminating variations due to acquisitions or dispositions), rental revenues increased to $31.3 million in the first quarter of 2012 compared with $28.9 million for the same period last year. Same store occupancy increased to 94% in the quarter ended March 31, 2012, compared with 91.3% in the quarter ended March 31, 2011. Same store net operating income increased to $18.6 million for the first quarter of 2012 compared with $16.1 million in the first quarter of 2011.

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During the first quarter of 2012, the REIT acquired land parcels for two development projects in Delray Beach, Florida, and Houston, Texas. Through a joint venture with PGGM, the REIT also acquired Grand Reserve—a multifamily community in Dallas—which was accomplished by converting a previous mezzanine loan investment into an equity investment. As of March 31, 2012, the REIT had investments in 35 stabilized multifamily communities and in eight development projects in its portfolio.

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In March, the REIT sold Mariposa Loft Apartments in Atlanta and recognized a gain on sale of approximately $13.5 million. A special cash distribution related to the sale of $0.06 per share was declared by the board of directors, payable to shareholders in July.

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Subsequent to the end of the first quarter, the REIT acquired a 240-unit multifamily community in the metro Boston area and acquired two separate parcels of land in Dallas for future multifamily community developments.

Investment Highlights

	(in millions)	As of Mar. 31, 2012	As of Dec. 31, 2011
	Investments in real estate and joint ventures, net	$2,072.4	$2,063.6
	Total assets	$2,753.5	$2,805.7

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

Reconciliation of MFFO to Net Income

	3 mos. ended	3 mos. ended
(in millions, except per share amounts)	Mar 31, 2012	Mar 31, 2011
Net income (loss) attributable to common stockholders	$4.4	$(5.8)
Real estate depreciation and amortization, net of noncontrolling interests	18.2	12.9
Gain on sale of real estate	(13.5)	—
FFO attributable to common stockholders(1)	9.1	7.1
Acquisition expenses, net of noncontrolling interests	0.5	—
Straight-line rents, net of noncontrolling interests	0.1	0.3
Amortization of premium on debt investment, net of noncontrolling interests	(0.1)	—
MFFO attributable to common stockholders(2)	$9.6	$7.4
GAAP weighted average common shares	164.5	107.5
Net income (loss) per share	$0.03	$(0.05)
FFO per common share	$0.06	$0.07
MFFO per common share	$0.06	$0.07

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint venture and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)          In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our offering and registration stages are complete.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

Same Store Combined NOI(3)

	3 mos. ended	3 mos. ended	3 mos. ended	3 mos. ended
(in millions)	Mar. 31, 2012	Mar. 31, 2011	Mar. 31, 2012	Dec. 31, 2011
Rental revenue	$31.3	$28.9	$45.5	$44.7

Expenses:
Property operating expenses	8.5	8.5	12.1	13.1
Real estate taxes	4.2	4.3	6.1	5.1
Total expenses	12.7	12.8	18.2	18.2

Same Store Combined NOI	$18.6	$16.1	$27.3	$26.5

(3)          We define Same Store Combined NOI as rental revenue, less property operating expenses, real estate taxes, and property management fees, including similar amounts related to unconsolidated real estate joint ventures for properties owned for the entirety of the current and comparable periods. The same store comparison for the three months ended March 31, 2012, and 2011 includes 24 same store properties, and the same store comparison for the three months ended March 31, 2012, and December 31, 2011, includes 35 same store properties.

Date Published 06/12

© 2012 Behringer Harvard	1398-1 MF1 Q1 Report 2012